Exhibit 99 (a)(1)(E)

Offer Letter to Purchase for Cash

by

LONE OAK ACQUISITION CORPORATION

of

up to 2,829,535 of its Outstanding Ordinary Shares

at a Purchase Price of $8.21 Per Share

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 22, 2013, UNLESS THE TENDER OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer Letter, dated February 25, 2013 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Lone Oak Acquisition Corporation (the “Company”), a company incorporated under the laws of the Cayman Islands, to the shareholders holding ordinary shares, par value $0.0001 per share (the “Shares”), to purchase, during the Offer Period, up to 2,829,535 Shares for a purchase price of $8.21 per share, net to the seller in cash, without interest.  The “Offer Period” is the period of time commencing on Monday, February 25, 2013 and ending at 5:00 p.m. Eastern Time, on Friday, March 22, 2013 (the “Expiration Date”).

The Company will not be able to consummate a business combination transaction prior to the date (the “Termination Date”) required by its trust agreement governing the Trust Account (as defined below). Since the Company will not be able to complete a business combination before the Termination Date, the board of directors has determined that it would be in the best interests of its shareholders for the Company to extend the Trust Account for a period of six (6) months after the Termination Date rather than liquidate the trust account (the “Extension”). In connection with the Extension, the Company’s board of directors has determined that it is in the Company’s best interest to allow the holders of Shares the opportunity to redeem their shares for a pro rata portion of the trust account established by the Company at the consummation of the initial public offering (the “IPO”) and into which a certain amount of the net proceeds of the IPO were deposited (the “Trust Account”).

The Offer is being made in connection with the Extension to provide the Company’s holders of Shares the opportunity to redeem their Shares for a pro-rata portion of the Company’s Trust Account in the event the Company’s shareholders approve the Extension.

NO SCRIPT OR FRACTIONAL SHARES WILL BE PURCHASED. SHARES MAY ONLY BE TENDERED FOR CASH.

THE OFFER IS CONDITIONED ON SATISFACTION OF THE EXTENSION CONDITION (AS FURTHER DESCRIBED IN THE OFFER TO PURCHASE) AND NO MORE THAN 2,829,535 SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS.

THE COMPANY INTENDS TO PAY A DIVIDEND OF $0.10 PER SHARE TO SHAREHOLDERS WHO CHOOSE NOT TO REDEEM THEIR SHARES. THE DIVIDEND WILL BE PAID APPROXIMATELY ONE MONTH AFTER APPROVAL OF THE EXTENSION.

You may tender and redeem some or all of your Shares.  Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal, to submit your Shares. In addition, in the event the Shares you wish to redeem pursuant to the Offer are included as part of a unit held by you, you must instruct us in the accompanying letter from you to separate the units prior to redemption.

On the terms and subject to the conditions of the Offer, the Company will allow you to redeem all Shares properly tendered before the Expiration Date and not properly withdrawn at a purchase price of approximately $8.21 per share. Such purchase price is equal to the per share amount on deposit in the Trust Account as of the commencement of the Offer (excluding interest earned thereon), less taxes payable

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may redeem your Shares at a purchase price of approximately $8.21 per share, without interest.

2.	The Offer is subject to certain conditions set forth in Sections 1 through 4 of the Offer Letter.

3.	The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, March 22, 2013.

4.	The Offer is for up to 2,829,535 Shares, constituting approximately 63.3% of the issued and outstanding Shares of the Company as of February 22, 2013.

5.	Tendering shareholders who are registered shareholders or who tender their Shares directly to Continental Stock Transfer & Trust Company will not be obligated to pay any brokerage commissions.

6.	If your Shares are held as part of the Company’s outstanding units, you must first instruct us to separate the units before the Shares can be tendered.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all your Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, March 22, 2013.

The Offer is being made solely under the Offer Letter and the Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s Board of Directors has approved the Offer. However, neither the Company’s management nor its Board of Directors, Officers, or Employees, nor the Depositary or the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Shares. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information in the Offer and should consult your own investment and tax advisors. You must decide whether to tender your Shares and, if so, how many Shares to tender.  In doing so, you should read carefully the information in the Offer Letter and the Letter of Transmittal.

Instruction Form with Respect
to the
Offer to Purchase for Cash

by
LONE OAK ACQUISITION COMPANY

of

up to 2,829,535 of its Outstanding Ordinary Shares

at a Purchase Price of $8.21 Per Share

The undersigned acknowledges receipt of your letter and the enclosed Offer Letter, dated February 25, 2013 (the “Offer Letter”), and the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the ‘‘Offer’’), in connection with the offer by Lone Oak Acquisition Corporation (the “Company”), a company incorporated under the laws of the Cayman Islands, to the shareholders holding ordinary shares, par value $.0001 per share (the “Shares”), to purchase, during the Offer Period, up to 2,829,535 Shares for a purchase price of approximately $8.21 per share, net to the seller in cash, without interest.  The “Offer Period” is the period of time commencing on Monday, February 25, 2013 and ending at 5:00 p.m. Eastern Time, on Friday, March 22, 2013, or such later date to which the Company may extend the Offer (the “Expiration Date”).

The undersigned hereby instructs you to tender the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

☐	(Please check if any or all of your Shares being tendered are part of a unit.) As the Shares you are being instructed to tender pursuant to the Offer are held as part of a unit, please separate the unit and undertake all actions necessary to allow for the tender of the outstanding Shares.

In participating in the Offer, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Offer Letter; (2) the undersigned is voluntarily participating in the Offer and is aware of the conditions of the Offer; (3) the future value of the Company’s Ordinary Shares is unknown and cannot be predicted with certainty; (4) the undersigned has received the Offer Letter; and (5) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the tender offer and the disposition of Ordinary Shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

(continued on following page)

Number of Shares to be tendered by you for the account of the undersigned: _________________

*	No script or fractional shares will be purchased. Shares may only be tendered for cash. .

**	Unless otherwise indicated it will be assumed that all Shares held by us for your account are to be tendered

Signature(s):

Name(s):
(Please Print)

Taxpayer Identification Number:

Address(es):
(Including Zip Code)

Area Code/Phone Number:

Date:                                                          , 2013